Exhibit 99.1

Syra Health Announces First Quarter 2024 Financial Results, Led By Strong Revenue Growth of 47%.

Conference call will be held today, Thursday, May 9 at 9:00 am ET

Carmel, IN, May 9, 2024 /PRNewswire/ —Syra Health Corp. (NASDAQ: SYRA), (“Syra Health” or the “Company”) a healthcare technology company with a mission to improve healthcare by providing innovative services and technology solutions, announced today its financial results for the first quarter ended March 31, 2024.

Q1 2024 Financial Highlights

●	Revenue of $1.7 million in 1Q24 compared to $1.2 million in 1Q23.
●	Business units excluding Healthcare Workforce grew 333% and comprised 19% of total revenues in 1Q24, versus only 7% in 1Q23.
●	Population Health, driven by demand for epidemiology services, saw an increase of 212% compared to 1Q23.
●	Cash balance of $3.2 million as of March 31, 2024, and no long-term debt.

2024 Financial Outlook

The Company anticipates full-year 2024 revenue of $9 to $11 million, representing growth of 64%-100% versus 2023. Due to the implementation cycle of customers, the Company expects the majority of its contract revenues to be realized in the second half of 2024.

Recent Operational Highlights

●	Currently has active contracts in 19 states across the nation.
●	Secured a one-year renewable contract with a national healthcare organization worth $660,000 to provide Healthcare Effectiveness Data and Information Set (HEDIS®) outreach and support services essential for fostering positive health outcomes and reducing costs.
●	Announced a one-year, $480,000 contract from the Indiana Department of Health to administer public health and healthcare readiness assessments.
●	Awarded a one-year $450,000 contract for epidemiology services with the Shelby County Health Department in Tennessee, with two additional one-year renewal options, bringing the total potential value of the contract to $1.35 million.
●	Secured a one-year contract with Washington D.C.’s Department of Behavioral Health worth approximately $250,000. The Company will conduct an epidemiological study aimed at identifying the prevalence and types of behavioral health conditions that exist among D.C. youth.
●	Won multiple healthcare workforce contracts in states including Missouri, Nebraska, and Virginia.

●	Announced that it has been selected as a subcontractor for a contract awarded to Caduceus Healthcare, Inc. by the federal Department of Health and Human Services, Administration for Families and Children, Office of Refugee Resettlement, Medical Staffing and Support, valued at $75 billion. Revenues will be realized after the receipt of task orders.
●	The Company’s research study protocol for “Syrenity,” Syra Health’s prevention-focused mental and behavioral health platform, was approved by Pearl Institutional Review Board. The research study will be conducted by renowned university researchers and practicing psychologists who will enroll approximately 300 people with moderate or worse depression severity.

Management Commentary

Dr. Deepika Vuppalanchi, CEO of Syra Health, said “We are proud of our impressive growth in 2024, as our revenues in the first quarter grew 47% versus last year. As such, we are confident in our 2024 revenue guidance of $9 million to $11 million, based on contracts in hand and pending implementation. The demand for our services remains strong and we believe we are properly positioned to take advantage. We are currently doing business in 19 states, and we anticipate securing new business from both the private and public sectors. We are excited about our Population Health business unit, which grew over 200% in the first quarter, driven by strong demand for our epidemiology services. Our growth remains strong in our newest business units of Digital Health and Health Education, and we are excited that our Healthcare Workforce business unit has returned to growth in 2024. Syrenity, our mental and behavioral health platform, which is focused on prevention, also holds great promise in terms of revenue for 2024 and beyond. We believe we are at the early stages of accelerating growth, which has been made possible by recent investments in our people and our technology.”

Q1 2024 Financial Results

Revenue for the quarter ended March 31, 2024, was $1.7 million, compared to the $1.2 million reported in the first quarter of 2023. Strong growth was driven by Population Health which grew 212% year over year, and Healthcare Workforce, which grew 28% year over year. Digital Health had revenues of $92,250, compared to zero last year.

Gross profit margin in the first quarter of 2024 was 10.2%, compared to 12.4% in the first quarter of 2023. The decrease in gross margins was due to the mix shift to Healthcare Workforce.

Total operating expenses for the first quarter of 2024 were $1.6 million compared to $921,781 in the first quarter of 2023. Salaries and benefits expenses increased 61% to support general business growth and sales. Professional fees declined 18% due to decreased legal and other professional costs as the Company completed its IPO process in the fourth quarter of 2023. Selling, general and administrative expenses increased 87% due to increased operations. Depreciation expense was $12,545 compared to $11,763 in the first quarter of 2023, reflecting expanded office space. R&D expenses were $277,548, reflecting the development of technology-based solutions.

Net Loss for the third quarter of 2024 was $(1.4 million) compared to $(785,892) in the first quarter of 2023. Adjusted EBITDA for the first quarter 2024 was $(1.4 million) compared to $(762,710) in the first quarter 2023. Cash on hand on March 31, 2024, was $3.2 million.

Conference Call

Management will hold a conference call to discuss the fiscal year’s financial results at 9:00 am ET on May 9, 2024.

Interested parties can listen via a live webcast, from the link available in the Investor Relations section of the Company’s website at https://ir.syrahealth.com/presentations/q1-2024-earnings-call

A replay will be available after the call, in the Investor Relations section of the Company’s website at https://ir.syrahealth.com/presentations/q1-2024-earnings-call.

Non-GAAP Financial Measures

In addition to financial results reported in accordance with accounting principles generally accepted in the United States of America (“GAAP”), we have provided the following non-GAAP financial measure in this release and the accompanying tables: adjusted EBITDA. We use this non-GAAP financial measures internally to facilitate period-to-period comparisons and analysis of our operating performance and liquidity, and believe it is useful to investors as a supplement to GAAP measures in analyzing, trending, and benchmarking the performance and value of our business. However, this measure is not intended to be a substitute for those reported in accordance with GAAP. These measures may be different from non-GAAP financial measures used by other companies, even when similar terms are used to identify such measures. For reconciliations of historical non-GAAP financial measures to the most comparable financial measures under GAAP, see the table below.

SYRA HEALTH CORP.

RECONCILIATION OF ADJUSTED EBITDA TO NET LOSS

	Three Months Ended
	March 31, 2024	March 31, 2023

net loss	$(1,447,050)	$(785,892)
interest	4,077	11,419
depreciation	12,545	11,763
taxes	-	-
EBITDA	$(1,430,428)	$(762,710)

ABOUT SYRA HEALTH

Syra Health is a healthcare technology company addressing some of healthcare’s most significant challenges in areas such as behavioral and mental health, digital health, and population health, by providing innovative services and technology solutions. Syra Health’s products and services are centered on prevention, improved access, and affordable care. Syra Health supplies its solutions to payers, providers, life sciences organizations, academic institutions, and government. For more information, please visit www.syrahealth.com.

Forward-Looking Statements

Statements in this press release about future expectations, plans, and prospects, as well as any other statements regarding matters that are not historical facts, may constitute “forward-looking statements.” These statements include, but are not limited to, statements relating to the expected use of proceeds, the Company’s operations and business strategy and the Company’s expected financial results. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. The forward-looking statements contained in this press release are based on management’s current expectations and are subject to substantial risks, uncertainty and changes in circumstances. Investors should read the risk factors set forth in our Form 10-K for the year ended December 31, 2023, and other periodic reports filed with the Securities and Exchange Commission. Any forward-looking statements contained in this press release speak only as of the date hereof, and, except as required by federal securities laws, the Company specifically disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

For more information, please contact:

Media:

Syra Health

Communications & Marketing Director

Christine Drury

317-385-9227

christined@syrahealth.com

Investors:

Ben Shamsian

Vice President

Lytham Partners, LLC

646-829-9701

shamsian@lythampartners.com

SYRA HEALTH CORP.

CONDENSED BALANCE SHEETS

(UNAUDITED)

	March 31,	December 31,
	2024	2023
ASSETS	(Unaudited)

Current assets:
Cash	$3,237,957	$3,280,075
Accounts receivable, net	745,683	1,060,634
Accounts receivable related party	82,124	50,614
Other current assets	381,887	389,787
Total current assets	4,447,651	4,781,110

Property and equipment, net	72,048	78,974
Right-of-use asset	31,826	63,199

Total assets	$4,551,525	$4,923,283

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current liabilities:
Accounts payable	$645,567	$462,991
Accrued expenses	319,698	198,978
Deferred revenue	6,108	-
Current portion of operating lease liability, related party	31,826	63,199
Notes payable	99,021	184,904
Total current liabilities	1,102,220	910,072
Total liabilities	1,102,220	910,072

Commitments and contingencies

Stockholders’ equity (deficit):
Preferred stock, $0.001 par value, 10,000,000 shares authorized, no shares designated, issued and outstanding	-	-
Class A common stock, $0.001 par value, 100,000,000 shares authorized, 5,769,087 and 5,588,298 shares issued and outstanding at March 31, 2024 and December 31, 2023, respectively	5,769	5,588
Convertible class B common stock, $0.001 par value, 5,000,000 shares authorized, 833,334 shares issued and outstanding	833	833
Additional paid-in capital	9,954,708	9,071,745
Accumulated deficit	(6,512,005)	(5,064,955)
Total stockholders’ equity (deficit)	3,449,305	4,013,211

Total liabilities and stockholders’ equity (deficit)	$4,551,525	$4,923,283

SYRA HEALTH CORP.

CONDENSED STATEMENTS OF OPERATIONS

(UNAUDITED)

	For the Three Months Ended
	March 31,
	2024	2023

Net revenues	$1,752,340	$1,188,351
Cost of services	1,573,053	1,041,195
Gross profit	179,287	147,156

Operating expenses:
Salaries and benefits	736,303	457,745
Professional services	194,580	236,660
Research and development expenses	277,548	-
Selling, general and administrative expenses	402,265	215,463
Depreciation	12,545	11,763
Total operating expenses	1,623,241	921,631

Operating loss	(1,443,954)	(774,475)

Other income (expense):
Interest income	981	2
Interest expense	(4,077)	(11,419)
Total other income (expense)	(3,096)	(11,417)

Net loss	$(1,447,050)	$(785,892)

Weighted average common shares outstanding - basic and diluted	6,495,213	4,353,717
Net loss per common share - basic and diluted	$(0.22)	$(0.18)

SYRA HEALTH CORP.

CONDENSED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	For the Three Months Ended
	March 31,
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(1,447,050)	$(785,892)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	12,545	11,763
Common stock issued for services	18,875	-
Non-cash lease expense	31,373	29,624
Stock-based compensation, stock options	14,140	1,367
Changes in operating assets and liabilities:
Accounts receivable	314,951	835,456
Accounts receivable, related party	(31,510)	-
Other current assets	7,900	(103,025)
Accounts payable	182,576	31,775
Accounts payable, related parties	-	(1,600)
Deferred revenue	6,108	-
Accrued expenses	120,720	(34,906)
Operating lease liability	(31,373)	(29,624)
Net cash used in operating activities	(800,745)	(45,062)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(5,619)	(9,659)
Net cash used in investing activities	(5,619)	(9,659)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds received on exercise of warrants	850,129	-
Payment of deferred offering costs	-	(155,260)
Proceeds received from line of credit	-	300,000
Repayments on line of credit	-	(751,952)
Repayments on notes payable	(85,883)	-
Proceeds received from convertible notes payable	-	1,255,000
Net cash provided by financing activities	764,246	647,788

NET CHANGE IN CASH AND CASH EQUIVALENTS	(42,118)	593,067
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	3,280,075	3,344
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$3,237,957	$596,411

SUPPLEMENTAL INFORMATION:
Interest paid	$4,077	$9,850
Income taxes paid	$-	$-

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